Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208321 on Form S-8 of our report dated February 16, 2016, relating to the consolidated financial statements and financial statement schedules of TIER REIT, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-08, Presentation of Financial Statements and Property, Plant, and Equipment (Topics 205 and 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity) appearing in this Annual Report on Form 10-K of TIER REIT, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 16, 2016